                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement          [ ]  Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to ss.240.1a-11(c) or ss.240.1a-12

                           GULFPORT ENERGY CORPORATION
                (Name of Registrant as Specified In Its Charter)

                                       n/a
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (check the appropriate box):

[X]      No fee required
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

         1)    Title of each class of securities to which transaction applies:
         2)    Aggregate number of securities to which transaction applies:
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         4)    Proposed maximum aggregate value of transaction:
         5)    Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)    Amount previously paid:
         2)    Form, Schedule or Registration Statement No.:
         3)    Filing Party:
         4)    Date Filed:

                           GULFPORT ENERGY CORPORATION
                         6307 Waterford Blvd., Suite 100
                          Oklahoma City, Oklahoma 73118


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  JULY 10, 1998


To the Stockholders:

         Gulfport Energy Corporation (the "Company") will hold its 1998 Annual Meeting of Stockholders (the "Annual Meeting") on Friday, July 10, 1998, at 3:30 p.m., CT, on the 21st Floor, 1601 N.W. Expressway, Oklahoma City, Oklahoma. The Stockholders will meet to consider:

         (1)   Electing five directors for the coming year; and

         (2)   Transacting other business incident to the Annual Meeting.

         The record date for the Annual Meeting is June 16, 1998. Only Stockholders of record at the close of business on that date can vote at the Annual Meeting.

         We hope you will attend the Annual Meeting. IF YOU DO NOT PLAN TO ATTEND, PLEASE SIGN AND RETURN THE ENCLOSED PROXY. TO ENCOURAGE THE USE OF PROXIES, WE HAVE ENCLOSED A SELF-ADDRESSED, POSTAGE-PAID ENVELOPE FOR YOUR USE.


                                                     Sincerely,



                                                     Ronald D. Youtsey
                                                         Secretary

June 19, 1998

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  JULY 10, 1998


         Gulfport Energy Corporation ("Gulfport", the "Company" or "We") furnishes this Proxy Statement to inform its Stockholders about the upcoming Annual Meeting. To encourage Stockholder participation, Gulfport's Board of Directors is soliciting proxies to be used at the Annual Meeting.

         We are mailing this Proxy Statement and the accompanying proxy card to Stockholders beginning June 19, 1998.

GENERAL INFORMATION

         Who Votes. If you hold shares as of the Record Date, June 16, 1998, you may vote at the Annual Meeting. On June 16, 1998, the Company had 22,076,315 shares of common stock outstanding. Each share is entitled to one vote.

         How To Vote. We will vote your shares for you if you send us a signed proxy before the Annual Meeting. You can tell us to vote for all, some, or none of the nominees for director. You can also tell us to approve, disapprove, or abstain from transacting incidental business at the Annual Meeting. We have provided information about the director nominees in the following pages of this proxy statement.

         IF YOU DO NOT TELL US HOW YOU WANT TO VOTE, WE SHALL VOTE YOUR SHARES "FOR" ALL DIRECTOR NOMINEES.

         Canceling Your Proxy. You can cancel your proxy at any time before we vote your shares in any of three ways:

              (1) by giving the Secretary a written cancellation;

              (2) by giving a later signed proxy; or

              (3) by voting in person at the Annual Meeting.

         Counting the Necessary Votes. Directors are elected by a plurality of votes, which means that the five director nominees (the number of positions to be filled) receiving the highest number of votes will be elected. If any incidental business is transacted at the Annual Meeting, the incidental business must receive a majority of the votes that could be cast at the Annual Meeting.

         The votes that could be cast are the votes actually cast plus abstentions. Abstentions are counted as "shares present" at the Annual Meeting for purposes of determining whether a quorum exists and have the effect of a vote "against" any proposal. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals (usually because the brokers don't have discretionary voting authority and haven't received instructions as to how to vote) are not considered "shares present" and will not affect the outcome of the vote. These broker proxies are referred to as "broker non-votes".

         Incidental Business. Proxies customarily ask for authority to transact other business that may come before the Annual Meeting. Much of this business is procedural, such as a vote on adjournment. Except for the election of directors, we do not know of any substantive business to be presented or acted upon at the Annual Meeting. Under our Bylaws, no substantive business besides that stated in the meeting notice may be transacted at any meeting of Stockholders. If any matter is presented at the Annual Meeting on which a vote may properly be taken, the designated proxies will vote your shares as they think best unless you otherwise direct.

BACKGROUND ON THE COMPANY

         On July 11, 1997, the Company was reorganized under Chapter 11 of the United States Bankruptcy Code when its Second Amended Joint Plan of Reorganization (the "Plan") became effective. DLB Oil & Gas, Inc., a publicly-held, Oklahoma-based oil and gas company ("DLB"), and Wexford Management LLC, a privately held investment firm ("Wexford"), were co-proponents of the Plan and together received an aggregate of 12,580,000 shares of the Company's Common Stock for various claims, assets and cash. These shares represented approximately 57.0% of the outstanding Common Stock.

         On October 22, 1997, Chesapeake Energy Corporation agreed to acquire DLB in a merger (the "Merger"). When the Merger was closed and became effective on April 28, 1998, the 10,354,198 shares of the Company's Common Stock held by DLB were distributed to DLB's stockholders and DLB became a wholly-owned subsidiary of Chesapeake.

         This Annual Meeting is the first stockholder meeting since confirmation of the Company's Plan.


                              ELECTION OF DIRECTORS

         Five directors will be elected at this year's Annual Meeting. Each director will serve until the next annual meeting or until he or she is succeeded by another qualified director who has been elected.

         We shall vote your shares as you tell us on the enclosed proxy form. If you sign, date, and return the proxy form, but don't tell us how you want your shares voted, we shall vote your shares for the election of the following nominees. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares for that other person.

         Four of the nominees for director are now members of the Board of Directors. The following information about the nominees was provided by the nominees.

         THE COMPANY RECOMMENDS VOTING "FOR" THE NOMINEES.

BIOGRAPHICAL INFORMATION

         The following table sets forth the name and age of each nominee listed in the enclosed form of proxy, his principal position with the Company, and the year he became a director.

                                                     DIRECTOR
                    NAME                   AGE        SINCE                  POSITION
                    ----                   ---        -----                  --------
         Charles E. Davidson                44         1997      Chairman of the Board
         Mike Liddell                       44         1997      Director
         Mark Liddell                       43         1997      Director
         Robert E. Brooks                   50         1997      Director
         David L. Houston                   45            - *    Director nominee

         -------------
           * Mr. Houston has not previously served as a director of the Company.

         Charles E. Davidson has served as a director of the Company since July 11, 1997. Mr. Davidson was Chairman of the Board of Directors of DLB from July 1995 through April 1998. Since 1994, he has also served as managing partner of Wexford Capital Corporation, a private investment firm and affiliate of Wexford. From 1984 to 1994, he was a partner in Steinhardt Partners, L.P., a private investment firm. From 1977 to 1984, Mr. Davidson was employed by Goldman, Sachs & Co., last serving as Vice President of corporate bond trading. Mr. Davidson is Chairman of the Board of Resurgence Properties, Inc. and is also a director of Presido Capital, Inc., both of which are publicly held real estate companies. He holds a BA degree and a MBA degree from the University of California at Los Angeles.

         Mike Liddell has served as a director of the Company since July 11, 1997, and became its Chief Executive Officer on April 28, 1998. Mr. Liddell was the Chief Executive Officer of DLB from October 1994 through April 1998, and a director of DLB from 1991 through April 1998. From 1991 to 1994, Mr. Liddell was President of DLB. From 1979 to 1991, he was President and Chief Executive Officer of DLB Energy. He received a B.S. degree in education from Oklahoma State University.

         Mark Liddell has served as a director of the Company since July 11, 1997, and became its President on April 28, 1998. Mr. Liddell was President of DLB from October 1994 through April 1998 and was Vice President of DLB from 1991 to 1994. He was a director of DLB from 1991 through April 1998. From 1985 to 1991, he was Vice President of DLB Energy. From 1991 to May 1995, Mr. Liddell served as a director of TGX Corporation, a publicly held oil and gas company, and from 1989 to 1990, he served as a director of Kaneb Services, Inc., a publicly held industrial services and pipeline transportation company. He received a BS degree in education and a JD degree from the University of Oklahoma. He is the brother of Mike Liddell.

         Robert E. Brooks has served as a director of the Company since July 11, 1997. Mr. Brooks is currently a Senior Vice President in charge of Asset Finance and Managed Assets for Bank One, Louisiana. Mr. Brooks is a Certified Public Accountant and has worked as a banker for large commercial banks since 1974. He received his BS degree from Purdue University in mechanical engineering in 1969. He obtained graduate degrees in finance and accounting from the Graduate School of Business at the University of Chicago in 1974.

         David L. Houston has been since 1991 the principal of Houston & Associates, which offers life and disability insurance, compensation and benefits plans and estate planning. Prior to 1991, he was President and Chief Executive Officer of Equity Bank for Savings, F.A., a $600 million, Oklahoma-based savings bank. He currently serves on the board of directors and executive committee of Deaconess Hospital, Oklahoma City, Oklahoma, and is the former chair of the Oklahoma State Ethics Commission and the Oklahoma League of Savings Institutions. He received a BS degree in business from Oklahoma State University and a graduate degree in banking from Louisiana State University.

SERVICE ON THE BOARD

         Term of Board Service. The existing directors were appointed on July 11, 1997 (the "Plan Confirmation Date"), which was the confirmation date of the Company's Second Amended Joint Plan of Reorganization (the "Plan"). At that time, all of the then existing directors were terminated.

         Board Meetings and Committees. The Board of Directors held one meeting in 1997. The single meeting was a meeting of the new Board (appointed at the Plan Confirmation Date). All directors were in attendance.

         The Board of Directors established an Audit Committee, which held its first meeting in March 1998 with all members participating. The Audit Committee recommends to the whole Board of Directors the selection of independent certified public accountants to audit annually the books and records of the Company, reviews the activities and report of the independent certified public accountants, and reports the results of such review to the whole Board of Directors. The Audit Committee also monitors the internal controls of the Company. It was composed of Charles E. Davidson (chair), Robert E. Brooks and Mark Liddell, all of whom were non-employee directors at the time of the first meeting. Mr. Liddell has since become the Company's President and no longer serves on the Audit Committee.

         The Board has not delegated its functions to any other standing committees, and thus has not created executive, compensation, nominating, or other similar committees.

         Director Compensation. The Company pays its non-employee directors a monthly retainer of $1,000 and a per meeting fee of $500 (which includes telephonic board meetings and committee meetings not held in conjunction with a board meeting), and reimburses all ordinary and necessary expenses incurred in the conduct of the Company's business. Until the Plan Confirmation Date, each non-employee director received $500 for his attendance at each meeting of the Board of Directors and was reimbursed for expenses incurred in connection with attending each such meeting. Employee directors receive no compensation.

         Liability of Directors and Officers and Indemnification. As permitted by the Delaware General Corporation Law (the "DGCL"), the Company's Certificate of Incorporation eliminates in certain circumstances the monetary liability of the directors for a breach of their fiduciary duty. These provisions do not eliminate the liability of a director for (i) a breach of the director's duty of loyalty to the Company or its Stockholders, (ii) acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability arising under Section 174 of the DGCL (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL) or (iv) any transaction from which the director derived an improper personal benefit. In addition, these provisions do not eliminate the liability of a director for violations of Federal securities laws, nor do they limit the rights of the Company or its Stockholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief. Such remedies may not be effective in all cases.

         The Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the DGCL. Under such provisions, any director or officer, who in his capacity as such, is made or threatened to be made, a party to any suit or proceeding, may be indemnified if the Board of Directors determines such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company. The Bylaws and the DGCL further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under the Certificate of Incorporation, the Bylaws, any agreement, vote of Stockholders or disinterested directors or otherwise.


                   OTHER INFORMATION ABOUT DIRECTORS, OFFICERS
                            AND CERTAIN STOCKHOLDERS

BENEFICIAL OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN STOCKHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of May 31, 1998, by (i) each director and director nominee of the Company, (ii) each named executive officer in the Summary Compensation Table, (iii) each person known or believed by the Company to own beneficially five percent or more of the Common Stock and
(iv) all directors and executive officers as a group. Unless indicated otherwise, each person has sole voting and dispositive power with respect to such shares.

                           NAME OF STOCKHOLDERS                        BENEFICIAL OWNERSHIP(1)
                           HOLDING 5% OR MORE,                     -------------------------------
                      DIRECTOR OR EXECUTIVE OFFICER                NUMBER OF SHARES        PERCENT
                      -----------------------------                ----------------        -------
          Wexford Management LLC (2)                                   8,538,629            38.7
          411 West Putnam Avenue
          Greenwich, Connecticut 06830

          Charles E. Davidson (3)                                      8,538,629            38.7
          411 West Putnam Avenue
          Greenwich, Connecticut 06830

          Mike Liddell                                                 1,076,647             4.9
          6307 Waterford Blvd., Suite 100
          Oklahoma City, Oklahoma 73112

          Mark Liddell                                                 1,062,618             4.8
          6307 Waterford Blvd., Suite 100
          Oklahoma City, Oklahoma 73112

          The Equitable Companies Incorporated                         2,212,077             9.8
          1290 Avenue of the Americas
          New York, New York  10104

          Robert E. Brooks                                                    -               -

          David L. Houston                                                    -               -

          Ronald D. Youtsey                                                  208              *

          Gary C. Hanna                                                    2,745              *

          Raymond P. Landry (4)                                           60,000              *

             All directors and officers                               10,740,847            48.5
                 as a group (8 persons)

--------------
*     Less than one percent.

     (1) Shares of Common Stock that are not outstanding but that can be acquired by a person upon exercise of an option within 60 days are included in computing the percentage for such person, but are not included in computing the percentage for any other person.

     (2) Wexford holds of record 2,311,692 shares and is deemed to beneficially own the shares held by Mr. Davidson. Mr. Davidson is the managing partner of Wexford Capital Corporation, which manages Wexford Management LLC.

     (3) Mr. Davidson holds of record 6,226,937 shares and is deemed to beneficially own the shares held by Wexford.

     (4) Mr. Landry's share ownership reflects options for 60,000 shares, which are currently exercisable.

EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid or accrued to the Chief Executive Officer and any other executive officer whose annual compensation exceeded $100,000 (the "named executives") through the three years ended December 31, 1997, in all capacities in which they served during that period.

Summary Compensation Table

                                                                                 LONG TERM
                                                                                COMPENSATION       ALL OTHER
                                               ANNUAL COMPENSATION (1)(2)          AWARDS           COMPEN-
            NAME AND                        ---------------------------------   --------------      SATION
       PRINCIPAL POSITION           YEAR       SALARY($)         BONUS($)        OPTIONS (#)        ($)(2)
                                   ------    ---------------  ----------------  --------------  ----------------
   Gary C. Hanna, President (3)     1997          31,250               -                -              -

   Raymond P. Landry,               1997         156,000           78,000           60,000             -
   Executive Vice President (4)     1996         161,962           25,000               -              -
                                    1995          90,558               -                -              -

--------------

     (1) Amounts shown include cash and non-cash compensation earned and received by the named executives as well as amounts earned but deferred at their election.

     (2) The Company provides various perquisites to certain employees including the named executives. In each case, the aggregate value of the perquisites provided to the named executives did not exceed 10% of such named executives' annual salary and bonus.

     (3) Mr. Hanna became President of the Company on July 11, 1997, and resigned on April 28, 1998. During such period, Mr. Hanna was compensated by DLB. The compensation amount reflects the portion of his DLB compensation that was allocated to the Company under the Services Agreement and covers the period beginning July 11, 1997 (the Plan Confirmation Date), and ending December 31, 1997. See Certain Transactions - Administrative Services Agreement below.

     (4) Mr. Landry's employment was terminated on May 5, 1998.

Stock Options Granted in 1997

         The following table sets forth information concerning the grant of stock options during 1997 to the named executives.

                            INDIVIDUAL GRANTS
         ----------------------------------------------------------                  POTENTIAL REALIZABLE VALUE AT
                           NUMBER OF     % OF TOTAL                                    ASSUMED ANNUAL RATES OF
                           SECURITIES      OPTIONS                                    STOCK PRICE APPRECIATION FOR
                           UNDERLYING      GRANTED                                          OPTION TERMS (1)
                            OPTIONS       EMPLOYEES      EXERCISE     EXPIRATION     -----------------------------
          NAME            GRANTED (#)      IN 1997     PRICE ($/SH)     DATE (2)     5% ($)               10% ($)
          ----            -----------      -------     ------------  -------------   ------               --------
Raymond P. Landry             60,000          100%          $3.50           -        $132,068             $334,686

     (1) The assumed annual rates of increase are based on an annually compounded increase of the exercise price of $3.50 per share through a presumed ten year option term.

     (2) Mr. Landry's options were granted under an employment agreement that was part of the Plan, which was confirmed on July 11, 1997. No expiration term was specified under the agreement.

Stock Option Holdings

         The following table sets forth the number of unexercised options held by named executives as of December 31, 1997. No options were exercised in 1997 and no options were in-the-money as of December 31, 1997.

                                                                    NUMBER OF UNEXERCISED
                                                                    OPTIONS AT FY-END (1)
                                                          -----------------------------------------
                     NAME                                 EXERCISABLE                 UNEXERCISABLE
                     ----                                 -----------                 -------------
           Raymond P. Landry                                 60,000                          -

          (1) These options are exercisable at $3.50 per share.

Compensation Report

         Administrative Services Agreement. When the Company was reorganized effective July 11, 1997, it entered into an administrative services agreement with DLB (the "Services Agreement"), which was then a publicly traded, oil and gas company and the Company's largest stockholder. By entering into the Services Agreement, the Company shared management and personnel costs with DLB and substantially reduced the general and administrative costs it had historically paid. When DLB was subsequently acquired in the Merger with Chesapeake Energy Corporation (see Background On the Company), the Company shares that DLB had held were distributed to the former DLB shareholders and DLB ceased to hold shares in the Company. The Merger also required that DLB be relieved of its obligations under the Services Agreement and that all amounts due it be paid. To satisfy this requirement, Mark Liddell and Mike Liddell, directors, executive officers and principal stockholders of the Company, formed DLB Equities, LLC ("DLB Equities"), which assumed the DLB obligations and paid DLB the amounts due it, including amounts due under the Services Agreement. The Company then became obligated to DLB Equities and DLB Equities undertook to provide management and administrative services to the Company. See Certain Transactions - Administrative Services Agreement below.

         Under the Services Agreement, DLB Equities allocates that portion of its general and administrative overhead attributable to the Company's operations to the Company, which reimburses DLB Equities on a monthly basis. General and administrative overhead is composed of the actual cost of personnel and services and third party charges. The allocation is to be made on bases that DLB Equities shall reasonably estimate in good faith. The Company's disinterested directors have determined that this arrangement is more cost-effective than hiring executive and other personnel directly and will result in lower general and administrative costs. Mark Liddell and Mike Liddell, co-owners of DLB Equities, did not participate in approving DLB Equities' assumption of the Services Agreement.

         The Board periodically reviews amounts paid under the Services Agreement and will continue to assess the performance and effectiveness of the Company's management under this arrangement. It has caused the Company to implement accounting controls to test the reasonableness of the allocated costs and has directed the independent auditors to test the reasonableness of the total and allocated costs on a quarterly basis and to report to the Audit Committee. The Board recognizes that periodic checks are necessary to control the reasonableness of cost increases and allocations and the quality of assigned personnel, and believes these checks provide adequate protections to ensure the fairness of the arrangement to the Company and its shareholders. While the Board believes that the arrangement is beneficial to the Company, it recognizes that the arrangement relies on the provider's decisions to incur costs and the provider's allocations, offers limited incentives for the provider to minimize costs, affords the Company limited opportunities to terminate the arrangement and poses inherent conflicts of interest. Although it has no present plans to do so, the Board may implement equity-based compensation plans for management if it determines that such plans are appropriate and cost-effective incentives to enhance performance.

Dated:  June 17, 1998                         The Board of Directors of
                                            Gulfport Energy Corporation

                                      Mr. Charles E. Davidson, Chairman

Compensation Committee Interlocks and Insider Participation

         The Company's executive officers are compensation indirectly through a Services Agreement with DLB Equities. See Compensation Report above and Certain Transactions - Administrative Services Agreement below. No executive officer or employee of the Company participated in Board decisions about the Services Agreement or executive compensation. No member of the Board and no employee of the Company serves or has served on the compensation committee (or board of directors of a corporation lacking a compensation committee) of a corporation employing a member of the Board.

Employment Contracts

         As required in the Company's reorganization, the Company and Mr. Landry entered into a two-year employment agreement commencing July 11, 1997 (the Plan Confirmation Date). This employment agreement provided for a salary of $156,000 per year and stock options to purchase 60,000 shares of the Company's common stock at $3.50 per share pursuant to a stock option agreement to be established by the Company. In addition, the Company assumed the rights and obligations of existing employment contracts with Wayne A. Beninger and Thomas C. Stewart, both of which expired on August 31, 1997, and called for annual salaries of $125,000 and $100,000, respectively. The employment contracts of Mr. Beninger and Mr. Stewart were not renewed upon expiration, and the Company has terminated Mr. Landry, although it continues to pay his salary as required under the employment agreement.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and persons beneficially owning more than 10% of the Company's stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and with the Company.

         Based solely on a review of the reports sent to the Company and written responses from the executive officers and directors, the Company believes that each of its directors and executive officers met his Section 16(a) filing obligations.

CERTAIN TRANSACTIONS

         Acquisition of Control. During 1996, DLB and Wexford entered into an oral agreement to acquire the debt securities of and secured claims against the Company. Pursuant to such agreement, DLB and Wexford acquired an aggregate of approximately $34.3 million principal face amount of senior notes and through a jointly owned entity, approximately $4.7 million aggregate amount of asserted secured claims against the Company.

         The Company, DLB and Wexford filed with the Bankruptcy Court a joint plan of reorganization for the Company, which provided, among other things, for an exchange of the notes and secured claims for common stock in the reorganized Company. On July 11, 1997, DLB and

         Wexford received an aggregate of 12,580,000 million shares of the Company's Common Stock for various claims, assets and cash as detailed below:

         Unsecured debt of $34.3 million                         2.88 million shares
         Contribution of DLB's interest in WCBB properties       5.62 million shares
         Cash of $5,000,000                                      1.43 million shares
         Contribution of $9.3 million in secured and asserted    2.65 million shares
           secured claims
             Total shares issued to DLB and Wexford             12.58 million shares

         Upon the Merger of DLB and Chesapeake Energy Corporation on April 28, 1998 (See Background on the Company above), the DLB shares were distributed to the former shareholders of DLB. As former DLB shareholders, Charles E. Davidson, Mark Liddell and Mike Liddell received 6,226,937, 1,062,618 and 1,076,647 shares of the Company's Common Stock. Charles E. Davidson, Mark Liddell and Mike Liddell are each directors and Mark Liddell and Mike Liddell are executive officers of the Company.

         Transactions During the Reorganization. DLB paid $1,515,000 in reorganization costs incurred on the Company's behalf, $1,500,000 of which amount was repaid upon confirmation of the Plan.

         From May 1, 1997 through July 10, 1997, DLB was the operator on certain West Cote Blanche Bay, Louisiana properties in which the Company had a 50% working interest at that time. Subsequent to that date, DLB contributed its interest in these properties along with the related obligations to the Company for 5,620,000 shares of common stock, and the Company became the operator of these properties. DLB retained a receivable from the Company for joint interest billings relating to the properties.

         As of December 31, 1997, the Company owed DLB approximately $1,728,000 for joint interest billings on the West Cote Blanche Bay properties and for amounts under the Services Agreement. Upon closing the Merger of DLB and Chesapeake Energy Corporation on April 28, 1998 (See Background on the Company above), DLB Equities paid DLB $1,574,799 in satisfaction of all amounts that the Company owed DLB (including amounts due under the Services Agreement described below), and the Company became obligated to DLB Equities for such amount. The amounts the Company owes DLB Equities are carried as accounts payable and do not accrue interest.

         Sale of Oil. From July 11, 1997 through December 31, 1997, the Company sold $4,335,000 in oil to a DLB natural gas and oil marketing subsidiary. These sales occurred at prices that the Company believes it could expect to obtain from an unrelated third party.

         Administrative Services Agreement. Under an Administrative Services Agreement dated as of July 10, 1997, between the Company and DLB (the "Services Agreement"), DLB agreed to make available to the Company personnel, services, facilities, supplies, and equipment as the Company needed, including executive and managerial, accounting, auditing and tax, engineering, geological and geophysical, legal, land, and administrative and clerical services. The initial term was one year beginning from the date of the Services Agreement with one year automatic renewals unless terminated by either party by written notice no less than 60 days prior to the anniversary date of the Services Agreement.

         In return for the services rendered, the Company was to pay DLB a monthly service charge based on the pro rata proportion of the Company's use of DLB services, personnel, facilities, supplies, and equipment as determined by DLB in a good-faith, reasonable manner. The service charge was based on (i) DLB's fully allocated internal costs of providing personnel and/or performing services, (ii) the actual costs to DLB of any third-party services required,
(iii) the equipment, occupancy, rental, usage, or depreciation and interest charges, and (iv) the actual cost to DLB of supplies.

         Upon closing the Merger of DLB and Chesapeake Energy Corporation on April 28, 1998 (See Background on the Company above), DLB assigned its rights and obligations under the Services Agreement to DLB Equities. In the assignment, DLB Equities paid DLB $603,981 in satisfaction of all amounts that the Company owed DLB under the Services Agreement, the Company consented to the assignment and affirmed its obligation to pay that amount to DLB Equities, and DLB Equities assumed DLB's obligations under the Services Agreement. Following the Merger, the Company was required to change offices and acquire new equipment and furniture. It pays all of the office lease costs, has paid for the new equipment and furniture, and provides its own supplies. DLB Equities continues to provide management and administrative services under the Services Agreement. A ratable portion of the office, equipment, furniture and supply costs are allocated to DLB Equities, and offset amounts due to DLB Equities for management and administrative services under the Services Agreement.

         Registration Rights Agreement. The Company granted certain demand registration rights to Wexford and DLB pursuant to terms and conditions of a Registration Rights Agreement, dated July 10, 1997, by and among the Company, DLB and Wexford, on behalf of its affiliated investment funds (the "Registration Rights Agreement"). The registration rights relating to the DLB shares of Common Stock terminated as of the Merger. Wexford has advised the Company that it does not intend to exercise its registration rights in the immediate future. Wexford's registration rights have no term limit.

PERFORMANCE GRAPH

         The following graph compares the market values of the Company's Common Stock to the Nasdaq Market Index and a group of companies selected by the Company and with whom the Company competes (the "Peer Group"). The graph assumes an investment of $100 on July 11, 1997 (the Plan Confirmation Date), and that all dividends were reinvested and are weighted on a market capitalization basis. Following confirmation of the Company's Plan on July 11, 1997, through December 31, 1997, the Company's Common Stock traded sporadically in the over-the-counter market. During the period, no bid/ask prices were posted. For purposes of this graph, the Company has used the price of $3.50 per share as the initial per share price on July 11, 1997. The $3.50 per share price was used for the settlement of claims in the Company's Plan. The closing trade price in December occurred on December 22, 1997, and was $3.50 per share. Given the brief period, the absence of bid/ask quotations and the lack of significant trading volume, the results shown on the graph may not necessarily be indicative of long-term results.

                         GRAPH DOLLAR VALUES                        7/11/97             12/31/97
           -------------------------------------------------    -----------------   -----------------
           Gulfport Energy Corporation                                 100               100.0
           Nasdaq Market Index                                         100               109.2
           Peer Group                                                  100               105.5

         The Peer Group is composed of Kelley Oil & Gas, Inc., National Energy Group, Inc., PetroCorp Incorporated, St. Mary Land & Exploration Company, Stone Energy Corporation and Texas Meridian Resources Corporation. Pursuant to SEC rules, this section of the Proxy Statement is not deemed "filed" with the SEC and is not incorporated by reference into the Company's Annual Report on Form 10-K.

                   OTHER INFORMATION ABOUT THE ANNUAL MEETING

INDEPENDENT ACCOUNTANTS

         The firm of Hogan & Slovacek LLP served as the Company's independent auditors for 1997. This firm has advised the Company that it has no direct or indirect financial interest in the Company. Representatives of Hogan & Slovacek LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from stockholders. The Board has not ask Stockholders to ratify its selection of auditors, believing that stockholder ratification is anachronous and unnecessary.

OTHER MATTERS COMING BEFORE THE MEETING

         As of the date of this Proxy Statement, the Company knows of no business to come before the Annual Meeting other than that referred to above. The Company's rules of conduct for the Annual Meeting prohibit the introduction of substantive matters not previously presented to the Stockholders in a proxy statement. As to other business, such as procedural matters, that may come before the meeting, the person or persons holding proxies will vote those proxies in the manner they believe to be in the best interests of the Company and its Stockholders.

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

         Any Stockholder who wishes to present a proposal at the Company's 1999 Annual Meeting of Stockholders must deliver such proposal to the Secretary of the Company by January 23, 1999, for inclusion in the Company's proxy, notice of meeting, and proxy statement for the 1999 Annual Meeting.

ADDITIONAL INFORMATION

         The Company will bear the cost of soliciting proxies. Officers and regular employees of the Company may solicit proxies by further mailings, personal conversations, or by telephone, facsimile or other electronic transmission. They will do so without compensation other than their regular compensation. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

         THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, FOR THE YEAR ENDED DECEMBER 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST ADDRESSED TO MR. RONALD D. YOUTSEY, SECRETARY, GULFPORT ENERGY CORPORATION, 6307 WATERFORD BLVD., SUITE 100, OKLAHOMA CITY, OKLAHOMA 73118. STOCKHOLDERS REQUESTING EXHIBITS TO THE FORM 10-K WILL BE PROVIDED THE SAME UPON PAYMENT OF REPRODUCTION EXPENSES.

                                      By Order of the Board of Directors



                                              Ronald D. Youtsey
                                                 Secretary
June 19, 1998

GULFPORT ENERGY CORPORATION                      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
6307 Waterford Blvd., Suite 100                  The undersigned hereby appoints Charles E. Davidson, Mike Liddell and
Oklahoma City, Oklahoma 73118                    Mark Liddell as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Gulfport Energy
                                                 Corporation held of record by the undersigned on June 16, 1998, at the
                                                 Annual Meeting of Shareholders to be held on July 10, 1998, or any adjournment thereof

1. ELECTION OF DIRECTORS                FOR all nominees listed below              WITHHOLD AUTHORITY
                                      (except as marked to the contrary     to vote for all nominees listed
                                                    below)                               below

 (INSTRUCTION: To withhold authority to vote for any individual nominee strike through the nominee's name below.)

            Robert E. Brooks, Charles E. Davidson, David L. Houston
                         Mark Liddell and Mike Liddell

                                     (over)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES.

    Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                 DATED:                     1998
                                                       --------------------,

                                                 -------------------------------
                                                           (Signature)

                                                 -------------------------------
                                                   (Signature if held jointly)

                                                 Please mark, sign, date and
                                                 return this Proxy Card promptly
                                                 using the enclosed envelope.